Exhibit 99.1

Valpey Fisher Corporation Reports Fourth Quarter and 2010 Results

HOPKINTON, Mass.--(BUSINESS WIRE)--March 3, 2011--Valpey Fisher Corporation (NASDAQ: VPF), a leader in low-noise timing solutions, today reported results for the fourth quarter and year ended December 31, 2010.

For the fourth quarter of 2010, the Company reported an operating profit of $239,000 and net earnings of $218,000 or $.05 per share on sales of $3,547,000, compared to an operating profit of $54,000 and net earnings of $23,000 on sales of $2,798,000 for the same period last year.

For 2010, the Company reported an operating profit of $885,000 and net earnings of $623,000 or $.14 per share on sales of $14,716,000. In 2009, the Company reported an operating loss of $332,000 and a net loss of $213,000 on sales of $10,378,000 for 2009.

Michael Ferrantino Jr., the Company’s President and Chief Executive Officer, commented,” We are pleased to report your management team successfully executed its plan to increase revenue in 2010. We also continued to execute our strategic plan in the area of new product development during 2010. In the past year we brought to market a series of new products in both our precision products and microwave products areas. New product development has been focused on high-growth markets including synchronous Ethernet, IEEE 1588, and wireless infrastructure.”

Mr. Ferrantino added, “We saw improvement in virtually all of our financial metrics compared to 2009. For 2010, our sales increased 42% over 2009. All product lines reported sales increases over 2009, with our precision products seeing the largest increase at 74%. The increased sales had a positive effect on our gross margin which increased to 38% from 33% in 2009. During 2010 we did a great job of managing our expenses while at the same time continuing to invest in our business, increasing our investment in research and development by 99% compared to 2009 levels. We continue to be committed to developing the cutting-edge products required by our customers’ future products. Our operating profit for 2010 was $885,000 compared to an operating loss of $332,000 in 2009.”

“Our precision products group continued to gain print position as reference designs at several major semiconductor companies. These reference designs have lead to some significant opportunities at major OEM’s whom we have had difficulty penetrating in the past. In addition, several of our timing modules have been modified for use in harsh environments allowing us to bring these products to the military markets, Mr. Ferrantino stated.”

Mr. Ferrantino said, “2010 marked the first full year of our microwave products group. The group’s primary focus has been to design, develop and bring to market a new line of microwave components and multichip modules utilizing semiconductor manufacturing techniques. This capability, a first for Valpey Fisher, enables the improvement of electrical performance while maintaining a competitive cost advantage. The addition of the microwave products will also allow us to provide our customers with a broader portfolio of high-performing solutions to address their existing and next generation needs.”

About Valpey Fisher:

Valpey Fisher is a pioneer in the design of high-accuracy subsystems used in digital and optical telecommunications systems in use throughout the world for digital, voice, data and military communications. The Company’s products enable communications systems vendors to increase network data capacity and improve voice and video quality. Valpey Fisher manufactures precision low-noise timing modules used in Point-to-Point Radio, Satellite, Base Station, Test & Measurement, Microwave Communications and Synthesizers.

Forward Looking Statements

Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as “expects”, “believes”, “estimates”, “plans” or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, but not limited to: our results for 2011 may be negatively impacted by the current global economic conditions and uncertainties, a significant portion of our revenues is derived from sales to a few customers and the loss of one or more of our significant customers could have an adverse impact on our operating results and financial condition, a significant portion of our revenue is derived from products manufactured by one supplier and a significant change in the supplier’s manufacturing capability or in our relationship with this supplier could have an adverse impact on our operating results and financial condition, our operating results and financial condition could be negatively affected if after receiving design wins from OEMs, which in turn outsource the manufacture of their products to electronics manufacturing services ("EMS") companies, we fail to negotiate terms and successfully obtain orders from the EMS companies directly, in order to eliminate the effects of currency fluctuations, we currently and historically have purchased products from our foreign suppliers in U.S. dollars, as exchange rates fluctuate, our cost for these products may become more expensive, thus we are less competitive, than our competitors that have taken measures to protect against exchange rate fluctuations, our ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, and our ability, including that of our suppliers to produce and deliver materials and products competitively.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
( in thousands, except per share data)	Unaudited		Audited
	Quarter Ended		Year Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Net sales	$3,547	$2,798	$14,716	$10,378
Cost of sales	2,186	1,890	9,065	6,926
Gross profit	1,361	908	5,651	3,452

Selling and advertising expenses	475	375	2,076	1,613
General and administrative expenses	361	275	1,440	1,279
Research and development expenses	286	204	1,250	627
Retirement agreement	-	-	-	265
	1,122	854	4,766	3,784
Operating profit (loss)	239	54	885	(332)

Interest income	3	5	16	32
Earnings (loss) before income taxes	242	59	901	(300)
Income tax (expense) benefit (1)	(24)	(36)	(278)	87
Net earnings (loss)	$218	$23	$623	$(213)

Basic and diluted earnings (loss) per share	$0.05	$0.01	$0.14	$(0.05)

Basic weighted average shares	4,323	4,298	4,307	4,298
Diluted weighted average shares	4,588	4,298	4,495	4,298

(1) The 2010 quarter includes the full year 2010 net tax benefit of $65,000 for the extension of the U.S. Research and Development tax credit, which became law in December 2010.

Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
	(Audited)
	12/31/10	12/31/09
ASSETS
Current assets:
Cash and cash equivalents	$4,451	$4,053
Receivables, net	2,413	1,744
Inventories, net	1,458	1,105
Deferred income taxes and other current assets	866	959
Total current assets	9,188	7,861
Property, plant and equipment, at cost	12,201	11,613
Less accumulated depreciation	10,530	10,127
	1,671	1,486
Other assets	216	202
Total assets	$11,075	$9,549

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,558	$1,810
Deferred income taxes	253	175
Stockholders' equity	8,264	7,564
Total liabilities and stockholders' equity	$11,075	$9,549

CONTACT:
Valpey Fisher Corporation
Michael J. Kroll, 508-435-6831 X600
Vice President, Treasurer and CFO